Exhibit 4.2

EXHIBIT A

CONVERTIBLE PROMISSORY NOTE

$500,000.00	May l, 2015

For value received, GUARDION HEALTH SCIENCES, LLC, a California limited liability company, having an address at 15150 Avenue of Science, Suite 200, San Diego, California 92128 (the "Borrower"), hereby promises to pay to the order of EDWARD B. GRIER III, (the "Lender"), at such address or at such other place as the holder hereof may from time to time appoint in writing, in lawful money of the United States of America in immediately available funds, the principal sum of FIVE HUNDRED THOUSAND ($500,000) Dollars (the "Loan"). The Loan shall be due and payable on the earlier of (i) May 1, 2017 (the "Maturity Date"), or (ii) any other date on which any principal amount of this Note is declared to be, or becomes, due and payable pursuant to its terms prior to the Maturity Date (the ''Default Date"). This Note shall be convertible into Equity Interests (as defined below) in the Borrower, subject to the terms set forth below.

This Note (the "Note") is being issued to evidence an unsecured loan to the Borrower for working capital purposes and to fund the costs of becoming a public company subject to the periodic reporting requirements of the U.S. Securities and Exchange Commission (the "SEC"). This Loan shall be governed by the terms and conditions of the Note Purchase Agreement by and between the Borrower and the Lender, dated the date hereof (the "Note Purchase Agreement"), which is deemed incorporated by reference herein.

In consideration of the granting of the Loan evidenced by this Note, the Borrower hereby agrees as follows:

1.          Interest Rate. This is a fixed rate Note. Interest shall accrue at the rate of five percent (5%) per annum, and shall accrue on the unpaid principal amount of this Note from the date hereof until all sums under this Note are paid in full, but shall not be payable until the earlier of the Maturity Date or the date on which the Company has effected a Going Public Event (as defined below). Interest shall be computed on the basis of the actual number of days elapsed, as applicable, and divided by a 365/366 day factor.

2.          Payments. For purposes hereof, the term Business Day shall mean any day that is not a Saturday, Sunday or a day on which banks are required or permitted to be closed in the State of California. If payment to be made hereunder (principal, interest, expenses or otherwise) becomes due and payable on a day other than a Business Day, the due date shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate provided for herein during such extension. Interest under this Note will continue to accrue until payment is actually received or the Note is converted into Equity Interests. Payments may be applied in any order in the sole discretion of Lender but, prior to the Maturity Date or an Event of Default, whichever should come first, payments shall be applied first (in the following order) to past due interest, expenses, late charges and principal, then (in the following order) to current interest, expenses, late charges and principal, and last to remaining principal.

3.          Form of Payment. At the option of the Lender, the principal amount of this Note shall be payable to Lender in cash or equity interests (the "Equity Interests") in the Borrower on the Maturity Date or the Default Date, if applicable, unless converted into equity in accordance with the terms of Section 7 or Section 8 below. At the option of the Lender, the amount of interest and principal payable to the Lender under this Note upon an Event of Default or on the Maturity Date or the Conversion Date (as defined below in Section 8.3) may be paid by either (a) cash or (b) Equity Interests of the Borrower based upon a $10,000,000 valuation of the Borrower excluding the Loan or any capital contributions or additional financings (the "Additional Financings") of the Borrower between the date of this Note and the date of issuance of the Equity Interests (the "Issuance Date") which, in tum, would dilute the Equity Interests issuable to the Lender. If the Borrower remains a limited liability company on the Issuance Date, then the Equity Interests shall consist of membership interests of the Borrower under the terms of the operating agreement of the Borrower effective on the Issuance Date. If the Borrower is a corporation on the Issuance Date, then the Equity Interests shall be comprised of shares of common stock of the Borrower. If the Lender elects to receive Equity Interests to satisfy its obligations under the Note, Borrower shall take at all times such corporate action as shall be necessary in order that Borrower may valid ly and legally issue fully paid non- assessable Equity Interests in accordance with the provisions of this Article 3.

4.          Prepayment. The Borrower may not prepay any part of the Loan prior to the Maturity Date without the consent of the Lender.

5.          Warranties and Representations. Borrower represents and warrants that (a) it is duly organized, validly existing and in good standing under the laws of the state of its organization; (b) the execution, issuance and delivery of this Note by the Borrower are within its organizational powers and have been duly authorized, and the Note is valid, binding and enforceable in accordance with its terms, and is not in violation of law or of the terms of the Borrower's organizational documents and does not result in the breach of or constitute a default under any indenture, agreement or undertaking to which the Borrower is a party or by which it or its property may be bound or affected; (c) no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by the Borrower of this Note, except those as have been obtained; and (d) no Event of Default (as hereinafter defined) has occurred and no event has occurred which with the giving of notice or the lapse of time or both would constitute an Event of Default.

6.          Event of Default.

The occurrence of any of the following events of default ("Event of Default"), unless timely cured as set forth herein, shall, at the option of the Lender hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon written notice, however, without presentment, demand or protest all of which hereby are expressly waived, except as set forth below:

6.1           Failure to Pay Principal or Interest. The Borrower fails to pay principal and interest or any other sum due under this Note as and when the same becomes due and payable.

6.1           Breach of Covenant. The Borrower breaches any material covenant or other material term or condition of this Note, in any material respect and such breach, if subject to cure, continues for a period of twenty (20) Business Days after written notice to the Borrower from the Lender.

6.2           Breach of Representations and Warranties. Any material representation or warranty of the Borrower made herein, or in any agreement, statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and which has a material adverse effect on the Borrower, its assets, business operations or its ability to pay this Note in full.

6.3           Receiver or Trustee. The Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for all or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

6.4           Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors, shall be instituted by or against the Borrower and if instituted against Borrower is not dismissed within sixty (60) days of initiation.

6.5           Insolvency. Borrower admits its inability to pay its debts as they mature.

6.6           Cross Default. A default by Borrower of a material term, covenant, warranty or undertaking of any other agreement to which Borrower and the Lender are parties, or agreement made by Borrower in favor of holder, or the occurrence of any default under such other agreement which is not cured after any required notice and/or cure period and which default may materially adversely affect such Borrower's ability to pay this Note or satisfy its liability under any other obligation to the Lender or the occurrence of an "Event of Default" under any such other agreement.

7.          Suits for Enforcement and Remedies; Default Interest.

If any one or more Events of Default shall occur and be continuing, the principal amount of this Note shall bear similar interest at the annual rate (the "Default Rate") of ten percent (10%) interest until paid (the "Default Date").

The Lender may send written notice of default to the Borrower at any time after the Maturity Date, or earlier upon an Event of Default. However, regardless of whether the Lender sends written notice of default to Borrower, the Note shall bear interest at the Default Rate as set forth above.

Upon an Event of Default, the Lender may proceed to (i) protect and enforce Lender's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note, the Note Purchase Agreement or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, (ii) enforce the payment of this Note, or (iii) enforce any other legal or equitable right of the holder of this Note or the Note Purchase Agreement. No right or remedy herein or in any other agreement or instrument conferred upon the Lender is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

Notwithstanding anything to the contrary in this Note, upon an Event of Default, Lender shall have the right, but not the obligation, to receive the outstanding principal and interest under this Note as of the Event of Default in the form of Equity Interests pursuant to the terms of Section 3 hereunder, in lieu of its other remedies under this Note. If Lender chooses to receive Equity Interests upon an Event of Default, Lender shall deliver the original copy of this Note to Borrower for cancellation upon the issuance of the Equity interests, and Lender shall waive any other rights or remedies under this Note.

8.          Conversion and Exchange.

8.1           Borrower will use its reasonable best efforts to effect a Going Public Event; provided, however, that the Borrower shall not be subject to any liability (other than as set forth under this Note) if a Going Public Event has not occurred on or before the Maturity Date.

8.2           A Going Public Event shall be the occurrence of any of the following:

(a)	The registration of any class of securities of the Borrower pursuant to an effective registration statement under the Securities Act of 1933, as amended (a "33 Act Registration");

(b)	The registration of any class of securities of the Borrower pursuant to an effective registration statement under the Securities Exchange Act of 1934, as amended (a "34 Act Registration");

(c)	The merger by and between the Borrower and an entity subject to the reporting obligations under the Securities Exchange Act of 1934, as amended (a "Reporting Company"), including both shell and non-shell companies; provided, however, that the Borrower and its equity holders must receive 50% or more of the equity interest in the Reporting Company immediately after the merger (a "Public Merger").

8.3           Within ten (10) Business Days after the occurrence of a Going Public Event (the "Conversion Date"), in exchange for the outstanding principal due under this Note, the Borrower shall issue Equity Interests to the Lender valued at $500,000, based upon a pre-money $ 10,000,000 valuation of the Borrower, excluding this Loan or any Additional Financings between the date of this Note and the date the Going Public Event. The accrued interest as of the Conversion Date shall be payable in the form of cash or additional Equity Interests at the option of Lender in accordance with Section 3 hereunder. By way of example, if there are no Additional Financings, the Equity Interests issuable to Borrower for the principal alone shall be equal to $500,000 divided by the sum of the $10,000,000 valuation of the Borrower plus the $500,000 Loan, or a 4.76% Equity Interest. If the Going Public Event is a Public Merger, then the $10,000,000 valuation shall only apply to the consideration that the Borrower and its equity holders receive in connection with the Public Merger. The issuance of Equity Interests to Lender upon a Going Public Event under this Section 8.3 and the satisfaction of accrued interest shall satisfy all of Borrower' s debts and obligations under this Note and no additional amount shall be payable to Lender on the Maturity Date.

8.4           Borrower shall at all times keep available out of its authorized but unissued Equity Interests, sufficient Equity Interests to effect the conversion of the Equity Interests deliverable upon conversion of the entire principal amount of this Note, and accrued unpaid interest thereon, at the time outstanding. Borrower shall take at all times such corporate action as shall be necessary in order that Borrower may validly and legally issue fully paid non-assessable Equity Interests in accordance with the provisions of this Article 8.

8.5           If the Equity Interests issuable upon the conversion of this Note shall be changed into the same or a different number of shares of any class or classes of securities, whether by capital reorganization, reclassification or otherwise, then and in each such event the holder of this Note shall have the right thereafter to exchange this Note into the kind and amount of shares of stock or other securities and property receivable upon such reorganization, reclassification or other change, by the holder of the quantity of Equity Interests into which this Note might have been conve1ted immediately prior to such reorganization, reclassification or change, all subject to further adjustment as provided herein.

9.          Registration Rights.

If at any time between the Conversion Date and seven (7) years after the Conversion Date, the Borrower holds Equity Interests and the Company does not have an effective registration statement under the Securities Act of '1933, as amended (the "Securities Act"), covering all of the Equity Interests, and the Borrower shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of any entity or business or equity securities issuable in connection with the stock option or other employee benefit plans, then the Borrower shall send to the Lender a written notice of such determination and, if within fifteen (15) days after the date of such notice, the Lender shall so request in writing, the Borrower shall include in such registration statement all or any part of such Equity Interests the Lender to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights on a pro rata basis, provided that if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, the Lender shall determine for any reason not to register or to delay registration of such securities, the Lender may, at its election, give written notice of such determination to the Borrower thereupon, (i) in the case of a determination not to register, shall be relieved of its obligation to register any Equity Interests in connection with such registration, and (ii) in the case of a determination to delay registering, shall be permitted to delay registering any Equity Interests being registered pursuant to this Section 9 for the same period as the delay in registering such other securities. Notwithstanding the foregoing, the registration rights under this Section 9 shall not apply to any registration statement effecting a 33 Act Registration, but shall apply to a registration statement under the Securities Act filed by the Borrower after a 34 Act Registration. In addition, this Section 9 shall not eliminate the Borrower's requirement s under the Note Purchase Agreement to maintain its filings under the Exchange Act current to enable sales under Rule 144 under the Securities Act. The Borrower shall not be required to register any Equity Interests pursuant to this Section 9 that are the subject of a then effective registration statement.

10.        Unconditional Obligation; Fees. Other.

10.1         The obligations to make the payment provided for in this Note are absolute and unconditional and not subject to any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

10.2         If, following the occurrence of an Event of Default, Lender shall seek to enforce the collection of any amount of principal of and/or interest on this Note, there shall be immediately due and payable from Borrower, in addition to the then unpaid principal of, and accrued unpaid interest on, this Note, all costs and expenses incurred by Lender in connection therewith, including, without limitation, reasonable attorneys' fees and disbursements.

10.3         This Note may not be modified or discharged (other than by payment or exchange) except by a writing duly executed by Borrower and Lender.

10.4         Borrower hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dishonor, protest, notice of protest, bringing of suit, and diligence in taking any action to collect amounts called for hereunder, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regard less of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which Lender had or is existing as security for any amount called for hereunder.

11.       Restriction on Transfer.

This Note has been acquired for investment, and this Note has not been registered under the securities laws of the United States of America or any state thereof. Accordingly, no interest in this Note may be offered for sale, sold or transferred in the absence of registration and qualification of this Note, under applicable federal and state securities laws or an opinion of counsel of Lender reasonably satisfactory to the Lender that such registration and qualification are not required.

12.         Miscellaneous.

12.1          Modifications; Waivers. No modification or waiver of any provision of this Note shall be effective unless such modification or waiver shall be in writing and signed by Lender, and the same shall then be effective only for the period and on the conditions and for the specific instances specified in such writing. No failure or delay by the Lender in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any rights, power or privilege.

12.2          Notices. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be: (i) personally served; (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid; (iii) delivered by reputable air courier service with charges prepaid; or (iv) transmitted by hand delivery, telegram, or confirmed facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective:(a) upon hand delivery, e-mail, or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received); or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communications shall be: (x) if to the Borrower to the address set forth above in the Preamble; with a copy to Elliot Lutzker, Esq., Davidoff Hutcher & Citron LLP, 605 Third Avenue, 34th Floor, New York, New York 10158, Telecopier (212) 286-1 884, and (y) if to the Lender, to the address set forth above in the Preamble.

12.3         Amendment Provision. The term "Note" and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

12.4         Non-Assignability. The Borrower may not delegate its obligations under this Note and such attempted delegations shall be null and void. The Lender may not assign, pledge or otherwise transfer this Note without the prior written consent of the Borrower which consent shall not be unreasonably withheld. This Note inures to the benefit of Lender, its successors and its assignee of this Note and binds the Borrower, and its successors and assigns, and the terms "Lender" and "Borrower" whenever occurring herein shall be deemed and construed to include such respective successors and assigns. Any assignment or transfer made in violation of this Section 12.4 or Section 11 hereunder shall be void ab initio.

12.5         Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of California, without regard to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of California or in the federal courts located in San Diego, California. Both parties and the individual signing this Note on behalf of the Borrower agrees to submit to the personal jurisdiction of such courts. The parties to this Agreement hereby irrevocably waive any objection to jurisdiction and venue in any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. The parties executing this Agreement and the other agreements referred to herein or delivered in connection herewith on behalf of the Borrower agrees to submit to the jurisdiction of such courts and hereby irrevocably waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorneys' fees, costs and expenses. In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Lender from bringing suit or taking other legal action against the Borrower in any other jurisdiction where the Borrower hold assets to collect on the Borrower's obligations to the Lender, to realize on any collateral or any other security for such obligations, or to enforce a judgment in another court in favor of the Lender.

12.6         WAIVER. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.6.

12.7         Successors and Assigns. This Note shall be binding upon and inure to the benefit of the Borrower, the Lender, all future holders of this Note and their respective successors and assigns, except that Borrower may not assign, delegate or transfer any of its rights or obligations under this Note (other than in connection with a dissolution or a transaction involving a merger or consolidation, in each case otherwise permitted by this Agreement) without the prior written consent of the Lender.

12.8         Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Lender and thus refunded to the Borrower.

12.9         Construction. Each party acknowledges that its legal counsel participated, or was afforded the opportunity to participate, in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

12.10         Counsel. Borrower acknowledges that it has been advised to consult with an attorney with respect to negotiations of and decisions to enter into the Loan prior to its execution.

12.11         Information. Borrower shall furnish to the Lender all information relevant to the Borrower's obligations under this Agreement and all material or information reasonably requested by the Lender.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Borrower has caused this Promissory Note to be signed in its name by an authorized officer as of the date first above written.

GUARDION LIFE SCIENCES LLC

/s/: Michael Favish
Name: Michael Favish
Title: Chief Executive Officer and Manager